Exhibit 99.1

Unaudited Attributed Financial Information for Tracking Stock Groups

The following tables present our assets and liabilities as of September 30, 2023 and revenue and expenses for the three and nine months ended September 30, 2023 and 2022 and cash flows for the nine months ended September 30, 2023 and 2022. The tables further present our assets, liabilities, revenue, expenses and cash flows that are intended to be attributed to the Liberty SiriusXM Group, the Liberty Formula One Group (the “Formula One Group”), the Liberty Live Group and the Liberty Braves Group (the “Braves Group”) (prior to the Split-Off, as defined in note 1), respectively. The financial information should be read in conjunction with our condensed consolidated financial statements for the three and nine months ended September 30, 2023 included in this Quarterly Report on Form 10-Q.

Notwithstanding the following attribution of assets, liabilities, revenue, expenses and cash flows to the Liberty SiriusXM Group, the Formula One Group, the Liberty Live Group and the Braves Group (prior to the Split-Off, as defined in note 1), our tracking stock capital structure does not affect the ownership or the respective legal title to our assets or responsibility for our liabilities. We and our subsidiaries are each responsible for our respective liabilities. Holders of Liberty SiriusXM common stock, Liberty Formula One common stock and Liberty Live common stock are holders of our common stock and are subject to risks associated with an investment in our company and all of our businesses, assets and liabilities. The issuance of Liberty SiriusXM common stock, Liberty Formula One and Liberty Live common stock does not affect the rights of our creditors.

SUMMARY ATTRIBUTED FINANCIAL DATA

Liberty SiriusXM Group

Summary Balance Sheet Data:

	September 30,	December 31,
	2023	2022

	amounts in millions
Cash and cash equivalents	$327	362
Investments in affiliates, accounted for using the equity method	$705	823
Intangible assets not subject to amortization	$25,051	25,501
Intangible assets subject to amortization, net	$1,017	1,101
Total assets	$29,937	30,479
Deferred revenue	$1,248	1,321
Long-term debt, including current portion	$11,540	13,143
Deferred tax liabilities	$2,207	2,054
Attributed net assets	$9,946	8,759
Noncontrolling interest	$2,969	3,138

Summary Statement of Operations Data:

	Three months ended		Nine months ended
	September 30,		September 30,
	2023	2022	2023	2022

	amounts in millions
Revenue	$2,271	2,280	6,665	6,720
Cost of Sirius XM Holdings services (1)	$(1,057)	(1,041)	(3,144)	(3,077)
Other operating expenses (1)	$(72)	(69)	(234)	(208)
Selling, general and administrative expense (1)	$(376)	(424)	(1,148)	(1,247)
Operating income (loss)	$528	434	1,353	1,390
Interest expense	$(135)	(130)	(408)	(377)
Income tax (expense) benefit	$(100)	(135)	(215)	(404)
Net earnings (loss) attributable to noncontrolling interests	$58	41	146	148
Earnings (loss) attributable to Liberty stockholders	$307	305	656	1,040
(1)	Includes stock-based compensation expense as follows:

	Three months ended		Nine months ended
	September 30,		September 30,
	2023	2022	2023	2022

	amounts in millions
Cost of services	$13	12	33	34
Other operating expenses	11	10	33	27
Selling, general and administrative expense	33	31	85	91
	$57	53	151	152

Formula One Group

Summary Balance Sheet Data:

	September 30,	December 31,
	2023	2022

	amounts in millions
Cash and cash equivalents	$1,470	1,733
Investments in affiliates, accounted for using the equity method	$43	34
Intangible assets not subject to amortization	$3,956	3,956
Intangible assets subject to amortization, net	$2,924	3,163
Total assets	$10,554	11,016
Long-term debt, including current portion	$2,897	2,947
Attributed net assets	$6,363	6,910

Summary Statement of Operations Data:

	Three months ended		Nine months ended
	September 30,		September 30,
	2023	2022	2023	2022

	amounts in millions
Revenue	$887	715	1,992	1,819
Cost of Formula 1 revenue	$(615)	(494)	(1,340)	(1,223)
Selling, general and administrative expense (1)	$(79)	(68)	(223)	(192)
Operating income (loss)	$107	64	175	132
Interest expense	$(56)	(41)	(161)	(100)
Share of earnings (losses) of affiliates, net	$2	1	(1)	—
Realized and unrealized gains (losses) on financial instruments, net	$66	24	83	100
Unrealized gains (losses) on intergroup interest	$16	47	15	26
Income tax (expense) benefit	$(31)	8	(35)	—
Earnings (loss) attributable to Liberty stockholders	$118	108	125	184
(1)	Includes stock-based compensation of $4 million and $5 million for the three months ended September 30, 2023 and 2022, respectively, and $14 million and $12 million for the nine months ended September 30, 2023 and 2022, respectively.

Liberty Live Group

Summary Balance Sheet Data:

	September 30,	December 31,
	2023	2022

	amounts in millions
Cash and cash equivalents	$315	NA
Investments in affiliates, accounted for using the equity method	$397	NA
Total assets	$1,191	NA
Long-term debt, including current portion	$1,226	NA
Attributed net assets	$(62)	NA

Summary Statement of Operations Data:

	Three months ended		Nine months ended
	September 30,		September 30,
	2023	2022	2023	2022
Selling, general and administrative expense (1)	$(5)	NA	(5)	NA
Operating income (loss)	$(5)	NA	(5)	NA
Share of earnings (losses) of affiliates, net	$90	NA	90	NA
Income tax (expense) benefit	$5	NA	5	NA
Earnings (loss) attributable to Liberty stockholders	$(19)	NA	(19)	NA
(1)	Includes stock-based compensation expense of $1 million for each of the three and nine months ended September 30, 2023.

BALANCE SHEET INFORMATION

September 30, 2023

(unaudited)

	Attributed (note 1)
	Liberty		Liberty
	SiriusXM	Formula One	Live	Inter-Group	Consolidated
	Group	Group	Group	Eliminations	Liberty

	amounts in millions
Assets
Current assets:
Cash and cash equivalents	$327	1,470	315	—	2,112
Trade and other receivables, net	659	149	—	—	808
Other current assets	357	348	—	—	705
Total current assets	1,343	1,967	315	—	3,625
Investments in affiliates, accounted for using the equity method (note 1)	705	43	397	—	1,145

Property and equipment, at cost	3,083	874	—	—	3,957
Accumulated depreciation	(1,829)	(123)	—	—	(1,952)
	1,254	751	—	—	2,005

Intangible assets not subject to amortization
Goodwill	15,209	3,956	—	—	19,165
FCC licenses	8,600	—	—	—	8,600
Other	1,242	—	—	—	1,242
	25,051	3,956	—	—	29,007
Intangible assets subject to amortization, net	1,017	2,924	—	—	3,941
Other assets	567	913	479	(167)	1,792
Total assets	$29,937	10,554	1,191	(167)	41,515

Liabilities and Equity
Current liabilities:
Intergroup payable (receivable) (note 3)	$51	(53)	2	—	—
Accounts payable and accrued liabilities	1,323	390	2	—	1,715
Current portion of debt	730	32	65	—	827
Deferred revenue	1,248	776	—	—	2,024
Other current liabilities	78	32	—	—	110
Total current liabilities	3,430	1,177	69	—	4,676
Long-term debt (note 1)	10,810	2,865	1,161	—	14,836
Deferred income tax liabilities	2,207	—	—	(167)	2,040
Other liabilities	575	149	—	—	724
Total liabilities	17,022	4,191	1,230	(167)	22,276
Equity / Attributed net assets	9,946	6,363	(62)	—	16,247
Noncontrolling interests in equity of subsidiaries	2,969	—	23	—	2,992
Total liabilities and equity	$29,937	10,554	1,191	(167)	41,515

STATEMENT OF OPERATIONS INFORMATION

Three months ended September 30, 2023

(unaudited)

	Attributed (note 1)
	Liberty		Liberty
	SiriusXM	Formula One	Live	Braves	Consolidated
	Group	Group	Group	Group	Liberty

	amounts in millions
Revenue:
Sirius XM Holdings revenue	$2,271	—	—	—	2,271
Formula 1 revenue	—	887	—	—	887
Other revenue	—	—	—	49	49
Total revenue	2,271	887	—	49	3,207
Operating costs and expenses, including stock-based compensation (note 2):
Cost of Sirius XM Holdings services (exclusive of depreciation shown separately below):
Revenue share and royalties	730	—	—	—	730
Programming and content	153	—	—	—	153
Customer service and billing	117	—	—	—	117
Other	57	—	—	—	57
Cost of Formula 1 revenue (exclusive of depreciation shown separately below)	—	615	—	—	615
Subscriber acquisition costs	87	—	—	—	87
Other operating expenses	72	—	—	38	110
Selling, general and administrative	376	79	5	9	469
Impairment, restructuring and acquisition costs, net of recoveries	6	—	—	—	6
Depreciation and amortization	145	86	—	3	234
	1,743	780	5	50	2,578
Operating income (loss)	528	107	(5)	(1)	629
Other income (expense):
Interest expense	(135)	(56)	(2)	(3)	(196)
Share of earnings (losses) of affiliates, net	45	2	90	1	138
Realized and unrealized gains (losses) on financial instruments, net	17	66	(72)	—	11
Unrealized gains (losses) on intergroup interests (note 1)	4	16	—	(20)	—
Other, net	6	14	(35)	1	(14)
	(63)	42	(19)	(21)	(61)
Earnings (loss) before income taxes	465	149	(24)	(22)	568
Income tax (expense) benefit	(100)	(31)	5	1	(125)
Net earnings (loss)	365	118	(19)	(21)	443
Less net earnings (loss) attributable to the noncontrolling interests	58	—	—	—	58
Net earnings (loss) attributable to Liberty stockholders	$307	118	(19)	(21)	385

STATEMENT OF OPERATIONS INFORMATION

Nine months ended September 30, 2023

(unaudited)

	Attributed (note 1)
	Liberty		Liberty
	SiriusXM	Formula One	Live	Braves	Consolidated
	Group	Group	Group	Group	Liberty

	amounts in millions
Revenue:
Sirius XM Holdings revenue	$6,665	—	—	—	6,665
Formula 1 revenue	—	1,992	—	—	1,992
Other revenue	—	—	—	350	350
Total revenue	6,665	1,992	—	350	9,007
Operating costs and expenses, including stock-based compensation (note 2):
Cost of Sirius XM Holdings services (exclusive of depreciation shown separately below):
Revenue share and royalties	2,162	—	—	—	2,162
Programming and content	456	—	—	—	456
Customer service and billing	363	—	—	—	363
Other	163	—	—	—	163
Cost of Formula 1 revenue (exclusive of depreciation shown separately below)	—	1,340	—	—	1,340
Subscriber acquisition costs	270	—	—	—	270
Other operating expenses	234	—	—	274	508
Selling, general and administrative	1,148	223	5	69	1,445
Impairment, restructuring and acquisition costs, net of recoveries	56	—	—	1	57
Depreciation and amortization	460	254	—	37	751
	5,312	1,817	5	381	7,515
Operating income (loss)	1,353	175	(5)	(31)	1,492
Other income (expense):
Interest expense	(408)	(161)	(2)	(21)	(592)
Share of earnings (losses) of affiliates, net	117	(1)	90	12	218
Realized and unrealized gains (losses) on financial instruments, net	(145)	83	(72)	3	(131)
Unrealized gains (losses) on intergroup interest (note 1)	68	15	—	(83)	—
Other, net	32	48	(35)	5	50
	(336)	(16)	(19)	(84)	(455)
Earnings (loss) before income taxes	1,017	159	(24)	(115)	1,037
Income tax (expense) benefit	(215)	(35)	5	6	(239)
Net earnings (loss)	802	124	(19)	(109)	798
Less net earnings (loss) attributable to the noncontrolling interests	146	(1)	—	—	145
Net earnings (loss) attributable to Liberty stockholders	$656	125	(19)	(109)	653

STATEMENT OF OPERATIONS INFORMATION

Three months ended September 30, 2022

(unaudited)

	Attributed (note 1)
	Liberty
	SiriusXM	Formula One	Braves	Consolidated
	Group	Group	Group	Liberty

	amounts in millions
Revenue:
Sirius XM Holdings revenue	$2,280	—	—	2,280
Formula 1 revenue	—	715	—	715
Other revenue	—	—	252	252
Total revenue	2,280	715	252	3,247
Operating costs and expenses, including stock-based compensation (note 2):
Cost of Sirius XM Holdings services (exclusive of depreciation shown separately below):
Revenue share and royalties	709	—	—	709
Programming and content	156	—	—	156
Customer service and billing	122	—	—	122
Other	54	—	—	54
Cost of Formula 1 revenue (exclusive of depreciation shown separately below)	—	494	—	494
Subscriber acquisition costs	86	—	—	86
Other operating expenses	69	—	184	253
Selling, general and administrative	424	68	33	525
Impairment, restructuring and acquisition costs, net of recoveries	69	—	5	74
Depreciation and amortization	157	89	22	268
	1,846	651	244	2,741
Operating income (loss)	434	64	8	506
Other income (expense):
Interest expense	(130)	(41)	(8)	(179)
Share of earnings (losses) of affiliates, net	104	1	6	111
Realized and unrealized gains (losses) on financial instruments, net	76	24	6	106
Unrealized gains (losses) on intergroup interests (note 1)	(16)	47	(31)	—
Other, net	13	7	—	20
	47	38	(27)	58
Earnings (loss) before income taxes	481	102	(19)	564
Income tax (expense) benefit	(135)	8	(3)	(130)
Net earnings (loss)	346	110	(22)	434
Less net earnings (loss) attributable to the noncontrolling interests	41	5	—	46
Less net earnings (loss) attributable to redeemable noncontrolling interest	—	(3)	—	(3)
Net earnings (loss) attributable to Liberty stockholders	$305	108	(22)	391

STATEMENT OF OPERATIONS INFORMATION

Nine months ended September 30, 2022

(unaudited)

	Attributed (note 1)
	Liberty
	SiriusXM	Formula One	Braves	Consolidated
	Group	Group	Group	Liberty

	amounts in millions
Revenue:
Sirius XM Holdings revenue	$6,720	—	—	6,720
Formula 1 revenue	—	1,819	—	1,819
Other revenue	—	—	535	535
Total revenue	6,720	1,819	535	9,074
Operating costs and expenses, including stock-based compensation (note 2):
Cost of Sirius XM Holdings services (exclusive of depreciation shown separately below):
Revenue share and royalties	2,090	—	—	2,090
Programming and content	448	—	—	448
Customer service and billing	373	—	—	373
Other	166	—	—	166
Cost of Formula 1 revenue (exclusive of depreciation shown separately below)	—	1,223	—	1,223
Subscriber acquisition costs	267	—	—	267
Other operating expenses	208	—	382	590
Selling, general and administrative	1,247	192	88	1,527
Impairment, restructuring and acquisition costs, net of recoveries	70	—	5	75
Depreciation and amortization	461	272	57	790
	5,330	1,687	532	7,549
Operating income (loss)	1,390	132	3	1,525
Other income (expense):
Interest expense	(377)	(100)	(20)	(497)
Share of earnings (losses) of affiliates, net	140	—	18	158
Realized and unrealized gains (losses) on financial instruments, net	433	100	12	545
Unrealized gains (losses) on intergroup interests (note 1)	(31)	26	5	—
Other, net	37	29	21	87
	202	55	36	293
Earnings (loss) before income taxes	1,592	187	39	1,818
Income tax (expense) benefit	(404)	—	(10)	(414)
Net earnings (loss)	1,188	187	29	1,404
Less net earnings (loss) attributable to the noncontrolling interests	148	16	—	164
Less net earnings (loss) attributable to redeemable noncontrolling interest	—	(13)	—	(13)
Net earnings (loss) attributable to Liberty stockholders	$1,040	184	29	1,253

STATEMENT OF CASH FLOWS INFORMATION

Nine months ended September 30, 2023

(unaudited)

	Attributed (note 1)
	Liberty		Liberty
	SiriusXM	Formula One	Live	Braves	Consolidated
	Group	Group	Group	Group	Liberty

	amounts in millions
Cash flows from operating activities:
Net earnings (loss)	$802	124	(19)	(109)	798
Adjustments to reconcile net earnings (loss) to net cash provided by operating activities:
Depreciation and amortization	460	254	—	37	751
Stock-based compensation	151	14	1	7	173
Non-cash impairment and restructuring costs	21	—	—	—	21
Share of (earnings) loss of affiliates, net	(117)	1	(90)	(12)	(218)
Unrealized (gains) losses on intergroup interests, net	(68)	(15)	—	83	—
Realized and unrealized (gains) losses on financial instruments, net	145	(83)	72	(3)	131
Deferred income tax expense (benefit)	(1)	19	(4)	(5)	9
Intergroup tax allocation	136	(135)	(1)	—	—
Intergroup tax (payments) receipts	(90)	91	—	(1)	—
Other charges (credits), net	(10)	6	34	4	34
Changes in operating assets and liabilities
Current and other assets	5	(122)	(10)	(34)	(161)
Payables and other liabilities	(136)	400	14	65	343
Net cash provided (used) by operating activities	1,298	554	(3)	32	1,881
Cash flows from investing activities:
Investments in equity method affiliates and debt and equity securities	(44)	(173)	—	—	(217)
Cash proceeds from dispositions	—	110	1	—	111
Capital expended for property and equipment, including internal-use software and website development	(520)	(308)	—	(35)	(863)
Other investing activities, net	(1)	(20)	—	—	(21)
Net cash provided (used) by investing activities	(565)	(391)	1	(35)	(990)
Cash flows from financing activities:
Borrowings of debt	2,601	—	1,135	30	3,766
Repayments of debt	(3,306)	(64)	(918)	(20)	(4,308)
Intergroup (repayments) borrowings	273	(273)	—	—	—
Subsidiary shares repurchased by subsidiary	(274)	—	—	—	(274)
Cash dividends paid by subsidiary	(48)	—	—	—	(48)
Taxes paid in lieu of shares issued for stock-based compensation	(52)	(8)	—	(1)	(61)
Atlanta Braves Holdings, Inc. Split-Off	—	—	—	(188)	(188)
Reclassification	—	(100)	100	—	—
Other financing activities, net	38	19	—	9	66
Net cash provided (used) by financing activities	(768)	(426)	317	(170)	(1,047)
Net increase (decrease) in cash, cash equivalents and restricted cash	(35)	(263)	315	(173)	(156)
Cash, cash equivalents and restricted cash at beginning of period	370	1,733	NA	173	2,276
Cash, cash equivalents and restricted cash at end of period	$335	1,470	315	—	2,120

STATEMENT OF CASH FLOWS INFORMATION

Nine months ended September 30, 2022

(unaudited)

	Attributed (note 1)
	Liberty
	SiriusXM	Formula One	Braves	Consolidated
	Group	Group	Group	Liberty

	amounts in millions
Cash flows from operating activities:
Net earnings (loss)	$1,188	187	29	1,404
Adjustments to reconcile net earnings (loss) to net cash provided by operating activities:
Depreciation and amortization	461	272	57	790
Stock-based compensation	152	12	9	173
Non-cash impairment and restructuring costs	68	—	5	73
Share of (earnings) loss of affiliates, net	(140)	—	(18)	(158)
Unrealized (gains) losses on intergroup interests, net	31	(26)	(5)	—
Realized and unrealized (gains) losses on financial instruments, net	(433)	(100)	(12)	(545)
Deferred income tax expense (benefit)	267	16	(6)	277
Intergroup tax allocation	80	(95)	15	—
Intergroup tax (payments) receipts	(66)	57	9	—
Other charges (credits), net	(20)	(4)	(3)	(27)
Changes in operating assets and liabilities
Current and other assets	41	(91)	(52)	(102)
Payables and other liabilities	(325)	188	(8)	(145)
Net cash provided (used) by operating activities	1,304	416	20	1,740
Cash flows from investing activities:
Investments in equity method affiliates and debt and equity securities	(1)	(35)	(5)	(41)
Cash proceeds from dispositions	50	51	48	149
Cash (paid) received for acquisitions, net of cash acquired	(136)	—	—	(136)
Capital expended for property and equipment, including internal-use software and website development	(279)	(263)	(13)	(555)
Other investing activities, net	4	73	—	77
Net cash provided (used) by investing activities	(362)	(174)	30	(506)
Cash flows from financing activities:
Borrowings of debt	3,019	468	135	3,622
Repayments of debt	(3,079)	(634)	(235)	(3,948)
Intergroup (repayments) borrowings	78	(64)	(14)	—
Liberty stock repurchases	(358)	(37)	—	(395)
Subsidiary shares repurchased by subsidiary	(599)	—	—	(599)
Cash dividends paid by subsidiary	(233)	—	—	(233)
Taxes paid in lieu of shares issued for stock-based compensation	(134)	25	—	(109)
Other financing activities, net	30	58	(6)	82
Net cash provided (used) by financing activities	(1,276)	(184)	(120)	(1,580)
Effect of foreign exchange rate changes on cash, cash equivalents and restricted cash	—	(13)	—	(13)
Net increase (decrease) in cash, cash equivalents and restricted cash	(334)	45	(70)	(359)
Cash, cash equivalents and restricted cash at beginning of period	606	2,074	244	2,924
Cash, cash equivalents and restricted cash at end of period	$272	2,119	174	2,565

Notes to Attributed Financial Information (Continued)

(unaudited)

(1)	A tracking stock is a type of common stock that the issuing company intends to reflect or "track" the economic performance of a particular business or "group," rather than the economic performance of the company as a whole.

On July 18, 2023, the Company completed the previously announced split-off (the “Split-Off”) of its wholly owned subsidiary, Atlanta Braves Holdings, Inc (“Atlanta Braves Holdings”). The Split-Off was accomplished by a redemption by the Company of each outstanding share of Liberty Braves common stock in exchange for one share of the corresponding series of Atlanta Braves Holdings common stock. Atlanta Braves Holdings is comprised of the businesses, assets and liabilities attributed to the Braves Group immediately prior to the Split-Off, except for the intergroup interests in the Braves Group attributed to the Liberty SiriusXM Group and the Formula One Group, which were settled and extinguished in connection with the Split-Off.

On August 3, 2023, the Company reclassified its then-outstanding shares of common stock into three new tracking stocks — Liberty SiriusXM common stock, Liberty Formula One common stock and Liberty Live common stock, and, in connection therewith, provided for the attribution of the businesses, assets and liabilities of the Company’s remaining tracking stock groups among its newly created Liberty SiriusXM Group, Formula One Group and Liberty Live Group (the “Reclassification”). As a result of the Reclassification, each then-outstanding share of Liberty SiriusXM common stock was reclassified into one share of the corresponding series of new Liberty SiriusXM common stock and 0.2500 of a share of the corresponding series of Liberty Live common stock and each outstanding share of Liberty Formula One common stock was reclassified into one share of the corresponding series of new Liberty Formula One common stock and 0.0428 of a share of the corresponding series of Liberty Live common stock.

Each of the Split-Off and the Reclassification were intended to be tax-free to stockholders of the Company, except with respect to the receipt of cash in lieu of fractional shares. The Split-Off and the Reclassification are reflected in the Company’s consolidated financial statements and these attributed financial statements on a prospective basis.

While the Liberty SiriusXM Group, Formula One Group and Liberty Live Group have separate collections of businesses, assets and liabilities attributed to them, no group is a separate legal entity and therefore cannot own assets, issue securities or enter into legally binding agreements. Holders of tracking stock have no direct claim to the group's stock or assets and therefore, do not own, by virtue of their ownership of a Liberty tracking stock, any equity or voting interest in a public company, such as Sirius XM Holdings Inc. (“Sirius XM Holdings”), in which Liberty holds an interest and that is attributed to a Liberty tracking stock group, the Liberty SiriusXM Group. Holders of tracking stock are also not represented by separate boards of directors. Instead, holders of tracking stock are stockholders of the parent corporation, with a single board of directors and subject to all of the risks and liabilities of the parent corporation.

As of September 30, 2023, the Liberty SiriusXM Group was primarily comprised of Liberty’s interest in Sirius XM Holdings, corporate cash, Liberty’s 1.375% Cash Convertible Notes due 2023 and related financial instruments, Liberty’s 3.75% Senior Convertible Notes due 2028, Liberty’s 2.75% Exchangeable Senior Debentures due 2049, a margin loan obligation incurred by a wholly-owned special purpose subsidiary of Liberty and an interest in Atlanta Braves Holdings related to the settlement of Liberty SiriusXM Group’s intergroup interest in the Braves Group, detailed below. As of September 30, 2023, the Liberty SiriusXM Group had cash and cash equivalents of approximately $327 million, which included $53 million of subsidiary cash.

As of September 30, 2023, the Formula One Group was primarily comprised of Liberty’s interest in Formula 1, cash and Liberty’s 2.25% Convertible Senior Notes due 2027. As of September 30, 2023, the Formula One Group had cash and cash equivalents of approximately $1,470 million, which included $947 million of cash held by Formula 1.

As of September 30, 2023, the Liberty Live Group is comprised of all of the businesses, assets and liabilities of Liberty, other than those specifically attributed to the Liberty SiriusXM Group or the Formula One Group, including Liberty’s interest in Live Nation, cash, certain public and private assets previously attributed to

Notes to Attributed Financial Information (Continued)

(unaudited)

the Formula One Group, Liberty’s 2.375% Exchangeable Senior Debentures due 2053, Liberty’s 0.5% Exchangeable Senior Debentures due 2050 and a margin loan obligation incurred by a wholly-owned special purpose subsidiary of Liberty.

Prior to the Split-Off, the Braves Group was primarily comprised of Braves Holdings, which indirectly owns the Atlanta Braves Major League Baseball Club (“ANLBC”) and certain assets and liabilities associated with ANLBC’s stadium and mixed-use development and cash.

As of December 31, 2022, 6,792,903 notional shares represented an 11.0% intergroup interest in the Braves Group previously held by the Formula One Group, 1,811,066 notional shares represented a 2.9% intergroup interest in the Braves Group previously held by the Liberty SiriusXM Group and 4,165,288 notional shares represented a 1.7% intergroup interest in the Formula One Group previously held by the Liberty SiriusXM Group.

The intergroup interests represented quasi-equity interests which were not represented by outstanding shares of common stock; rather, the Formula One Group and Liberty SiriusXM Group had attributed interests in the Braves Group, which were generally stated in terms of a number of shares of Liberty Braves common stock, and the Liberty SiriusXM Group also had an attributed interest in the Formula One Group, which was generally stated in terms of a number of shares of Liberty Formula One common stock. Each reporting period, the notional shares representing the intergroup interests were marked to fair value. The changes in fair value were recorded in the Unrealized gain (loss) on intergroup interests line item in the unaudited attributed condensed consolidated statements of operations.

The Braves Group intergroup interests attributable to the Formula One Group and the Liberty SiriusXM Group were reflected in the Investment in intergroup interests line item, and the Braves Group liabilities for the intergroup interests were reflected in the Redeemable intergroup interests line item in the unaudited attributed condensed consolidated balance sheets. Similarly, the Formula One Group intergroup interest attributable to the Liberty SiriusXM Group was reflected in the Investment in intergroup interests line item, and the Formula One Group liability for the intergroup interest was reflected in the Redeemable intergroup interests line item in the unaudited attributed condensed consolidated balance sheets. Both accounts were presented as noncurrent, as cash settlement of the intergroup interests was not required. Appropriate eliminating entries were recorded in the Company’s condensed consolidated financial statements.

During March 2023, the Formula One Group paid approximately $202 million to the Liberty SiriusXM Group to settle a portion of the intergroup interest in the Formula One Group held by the Liberty SiriusXM Group, as a result of the repurchase of a portion of Liberty’s 1.375% Cash Convertible Notes due 2023, as described in note 7 to the accompanying condensed consolidated financial statements. On July 12, 2023, the Formula One Group paid approximately $71 million to the Liberty SiriusXM Group to settle and extinguish the remaining intergroup interest in the Formula One Group held by the Liberty SiriusXM Group.

In connection with the Split-Off, the intergroup interests in the Braves Group attributed to the Liberty SiriusXM Group and Formula One Group were settled and extinguished through the attribution, to the respective tracking stock group, of Atlanta Braves Holdings Series C common stock on a one-for-one basis equal to the number of notional shares representing the intergroup interest. On July 19, 2023, the shares of Atlanta Braves Holdings Series C common stock attributed to the Formula One Group to settle and extinguish the intergroup interest in connection with the Split-Off were distributed on a pro rata basis to holders of Liberty Formula One common stock. Within one-year of the Split-Off, Liberty intends to either exchange the shares of Atlanta Braves Holdings Series C common stock attributed to the Liberty SiriusXM Group with one or more third party lenders to satisfy certain debt obligations attributed to the Liberty SiriusXM Group or dispose of such shares in one or more public or private sale transactions.

For information relating to investments in affiliates accounted for using the equity method and debt, see notes 6 and 7, respectively, of the accompanying condensed consolidated financial statements.

(2)	Cash compensation expense for our corporate employees is allocated among the Liberty SiriusXM Group, the Formula One Group and Liberty Live Group and was allocated to the Braves Group prior to the Split-Off, based

Notes to Attributed Financial Information (Continued)

(unaudited)

on the estimated percentage of time spent providing services for each group. On an annual basis, estimated time spent is determined through an interview process and a review of personnel duties unless transactions significantly change the composition of companies and investments in either respective group which would require a timelier reevaluation of estimated time spent. Other general and administrative expenses are charged directly to the groups whenever possible and are otherwise allocated based on estimated usage or some other reasonably determined methodology. Stock compensation related to each tracking stock is calculated based on actual awards outstanding.

While we believe that this allocation method is reasonable and fair to each group, we may elect to change the allocation methodology or percentages used to allocate general and administrative expenses in the future.

(3)	The intergroup balance at September 30, 2023 and December 31, 2022 is primarily a result of timing of tax benefits.
(4)	The Liberty SiriusXM common stock, Liberty Formula One common stock and Liberty Live common stock have voting and conversion rights under our restated charter. Following is a summary of those rights. Holders of Series A common stock of each group are entitled to one vote per share, and holders of Series B common stock of each group are entitled to ten votes per share. Holders of Series C common stock of each group are entitled to 1/100th of a vote per share in certain limited cases and will otherwise not be entitled to vote. In general, holders of Series A and Series B common stock vote as a single class. In certain limited circumstances, the board may elect to seek the approval of the holders of only Series A and Series B Liberty SiriusXM common stock, only Series A and Series B Liberty Formula One common stock, or only Series A and Series B Liberty Live common stock.

At the option of the holder, each share of Series B common stock of each group will be converted into one share of Series A common stock of the same group. At the discretion of our board, the common stock related to one group may be converted into common stock of the same series that is related to another other group.